UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TEJON RANCH CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

Post Office Box 1000

Lebec, California 93243

April 4, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Tejon Ranch Co. on Tuesday, May 8, 2007, at 9:30 A.M., at the Hyatt Regency Irvine, 17900 Jamboree Boulevard, Irvine, California. Your Board of Directors and management look forward to greeting those stockholders who are able to attend.

The Notice of Annual Meeting and Proxy Statement containing information concerning the business to be transacted at the meeting appear in the following pages.

It is important that your shares be represented and voted at the meeting, whether or not you plan to attend. Please vote the enclosed proxy at your earliest convenience.

Your interest and participation in the affairs of the Company are greatly appreciated.

Sincerely,

Robert A. Stine,
President and Chief Executive Officer

TEJON RANCH CO.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

on

May 8, 2007

The Annual Meeting of Stockholders of Tejon Ranch Co. (the "Company") will be held at the Hyatt Regency Irvine, 17900 Jamboree Boulevard, Irvine, California on Tuesday, May 8, 2007, at 9:30 A.M., California time, for the following purposes:

1.	To elect three directors.

2.	Ratify the appointment of the Company’s independent public accountants for fiscal year 2007.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The names of the nominees of the Board of Directors of the Company for election at the meeting are: Barbara Grimm-Marshall, George G.C. Parker, and Robert A. Stine.

The Board of Directors has fixed the close of business on March 16, 2007, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

Your attention is invited to the accompanying Proxy Statement. To ensure that your shares are represented at the meeting, please date, sign, and mail the enclosed proxy card, for which a return envelope is provided, or vote your proxy by phone or the internet, the instructions for which are provided on the enclosed proxy card.

For the Board of Directors,

KENT G. SNYDER, Chairman of the Board
TERI BJORN, Secretary

Lebec, California

April 4, 2007

PLEASE MARK YOUR INSTRUCTIONS ON THE ENCLOSED PROXY, SIGN AND DATE THE PROXY, AND RETURN IT IN THE ENCLOSED POSTAGE PAID ENVELOPE. ALTERNATIVELY, PLEASE VOTE YOUR PROXY BY PHONE OR THE INTERNET. PLEASE VOTE YOUR PROXY EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING AND WISH TO DO SO, YOU MAY VOTE YOUR SHARES IN PERSON EVEN IF YOU HAVE PREVIOUSLY VOTED YOUR PROXY.

TEJON RANCH CO.

Post Office Box 1000

Lebec, California 93243

PROXY STATEMENT

Annual Meeting of Stockholders

May 8, 2007

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Company for use at the Annual Meeting of Stockholders to be held on May 8, 2007.

It is anticipated that the mailing of this Proxy Statement and accompanying form of Proxy to stockholders will begin on or about April 4, 2007.

SOLICITATION OF PROXIES

At the meeting, the stockholders of the Company will be asked (1) to elect three directors, (2) ratify the appointment of the Company’s independent public accountants for fiscal year 2007, and (3) to transact such other business as may properly come before the meeting. Your Board of Directors is asking for your proxy for use at the meeting. Although management does not know of any other matter to be acted upon at the meeting, shares represented by valid proxies will be voted by the persons named on the proxy in accordance with their best judgment with respect to any other matters which may properly come before the meeting.

The cost of preparing, assembling, and mailing the Notice of Meeting, this Proxy Statement and the enclosed proxy ballot will be paid by the Company. Following the mailing of this Proxy Statement, directors, officers, and regular employees of the Company may solicit proxies by mail, telephone, other electronic means, or in person; such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of record will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at the rates approved by the New York Stock Exchange.

RECORD DATE AND VOTING

Holders of shares of Common Stock of record at the close of business on March 16, 2007 (the “Record Date”) are entitled to notice of, and to vote at, the meeting. There were 16,788,367 shares of Common Stock outstanding on-the Record Date. A stockholder giving a proxy may revoke it at any time before it is voted by filing with the Company's Secretary a written notice of revocation or a duly executed proxy bearing a later date. Unless a proxy is revoked and except as indicated below under “Election of Directors,” shares represented by a proxy will be voted in accordance with the voting instructions on the proxy and, on matters for which no voting instructions are given, shares will be voted for the nominees of the Board of Directors as shown on the proxy. Stockholders cannot abstain in the election of directors, but they can withhold authority. Stockholders who withhold authority will be considered present for purposes of determining a quorum. The rules of the New York Stock Exchange permit member organizations ("brokers") to vote shares on behalf of beneficial owners, in the absence of instructions from beneficial owners, on certain "routine" matters, including the election of directors, but do not permit such votes on "non-routine" matters, including any proposals submitted for stockholder approval, none of which are expected at this meeting. Situations where brokers do not vote on non-routine proposals are referred to as "broker non-votes." Broker non-votes will not be counted as present for purposes of determining a quorum and will have no effect on the outcome of the voting for any “non-routine” matters.

Stockholders vote cumulatively in the election of directors. Cumulative voting means that each stockholder is entitled to a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she holds. These votes may be cast for one nominee or distributed among two or more nominees. The three (3) candidates receiving the highest number of affirmative votes will be elected as directors.

To be approved, the ratification of Ernst & Young LLP as our independent public accountants must receive the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the meeting. Abstentions have the effect of a negative vote. On all other matters, stockholders are entitled to one vote per share held. The proxies being solicited include authority of the proxy holders to cumulate votes.

Pursuant to Delaware corporation law, the actions contemplated to be taken at the Annual Meeting do not create appraisal or dissenters rights.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the stockholders known to the Company to be the beneficial owners of more than 5% of the shares of Company Common Stock outstanding as of March 16, 2007. The table also provides the stock ownership as of the same date of all directors, the most highly compensated executive officers during 2006, and all directors and officers as a group.

Name and Address of Stockholder	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Third Avenue Management LLC 622 Third Avenue New York, NY 10017	4,441,424	(3)	26.520%

Wesley Capital Management, LLC 535 Madison Avenue New York, NY 10022	2,231,565	(4)	13.30%

FMR Corp. 82 Devonshire Street Boston, MA 02109	980,300	(5)	5.85%

Directors

John L. Goolsby	14,063	(6)	below 1%

Barbara Grimm-Marshall	1,827	(7)	below 1%

Norman Metcalfe	11,982	(7)	below 1%

George G. C. Parker	8,524	(6)	below 1%

Robert C. Ruocco	594,608	(8)	3.54%

Kent G. Snyder	16,062	(7)	below 1%

Geoffrey L. Stack	15,143	(9)	below 1%

Robert A. Stine	425,286	(10)	2.53%

Michael H. Winer	4,441,424	(11)	26.52%

Executive Officers

Dennis J. Atkinson	44,384	(9)	below 1%

Joseph E. Drew	28,529	(7)	below 1%

Allen E. Lyda	131,349	(9)	below 1%

Dennis Mullins	12,037	(12)	below 1%

All officers and directors as a group (13 persons)	5,745,218		34.22%

(1)

In each case, the named stockholder has the sole voting and investment power as to the indicated shares, except as set forth in the footnotes below, and except that all options, restricted stock and restricted stock units are held by directors and officers individually. For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that such person owns or has the right to acquire within 60 days. As a result, we have included in the “Amount and Nature of Beneficial Ownership” column, shares of vested and unvested restricted stock granted to a beneficial owner. Such restricted stock has voting rights, irrespective of vesting. In addition, we have included restricted stock units that could possibly vest within 60 days, even though for any such restricted stock units shown to vest within that period, the beneficial owner would have to terminate his relationship with the Company.

(2)	For purposes of computing the “Percent of Class” column, any shares which such person does not currently own but has the right to acquire within 60 days are deemed to be outstanding for the purpose of computing the percentage ownership of any person. Restricted stock is deemed outstanding, irrespective of vesting. Also included are restricted stock units that could possibly vest within 60 days, even though for any such restricted stock units shown to vest within that period, the beneficial owner would have to terminate his relationship with the Company.
(3)	Based on information certified as accurate as of December 31, 2006, in a Schedule 13G dated February 14, 2007 filed by Third Avenue Management LLC with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. This amount includes 3,420,106 shares owned beneficially and of record by Third Avenue Value Fund, 322,646 shares owned beneficially and of record by Third Avenue Small-Cap Value Fund, 446,093 shares owned beneficially and of record by Third Avenue Real Estate Value Fund, 18,000 shares owned beneficially and of record by the Third Avenue Value Portfolio of the Third Avenue Variable Series Trust, and 137,305 shares owned beneficially and of record by the Third Avenue Value Portfolio of the AEGON/Transamerica Series. Third Avenue Management LLC has sole voting and investment power with respect to these shares. Also includes 97,274 shares owned of record by various individual investment accounts managed by Third Avenue Management LLC, which has sole investment power with respect to those shares and sole voting power with respect to 94,874 of those shares.
(4)	Based on information certified as accurate as of December 31, 2006 in a Schedule 13G dated February 13, 2007 filed by Wesley Capital Management, LLC, Wesley Capital Partners, LLC, Wesley Capital I, L.P., Arthur Wrubel and John Khoury, with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.
(5)	Based on information certified as accurate as of December 31, 2006 in a Schedule 13G dated February 14, 2007 filed by FMR Corp., a parent holding company, and its controlling person on behalf of the stockholder, Fidelity Low Priced Stock Fund, with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.
(6)	The shares owned by Mr. Goolsby include 3,064 shares in his accounts, 608 shares of restricted stock, and 10,391 shares underlying stock options that are currently exercisable. The shares owned by Dr. Parker include 1,351 shares in his accounts, 372 shares of restricted stock, 1,663 restricted stock units that could possibly vest within 60 days, and 5,138 shares underlying stock options that are currently exercisable. The shares owned by each of Mr. Goolsby and Dr. Parker in their accounts are held by a family trust concerning which the director and his spouse share voting and investment power.
(7)	The shares owned by Mr. Metcalfe include 2,463 shares in his accounts, 334 shares of restricted stock, 1,425 restricted stock units that could possibly vest within 60 days, and 7,760 shares underlying stock options that are currently exercisable. The shares owned by Mr. Snyder include 3,423 restricted stock units that could possibly vest within 60 days, and 12,639 shares underlying stock options that are currently exercisable. The shares owned by Ms. Grimm-Marshall include 1,827 shares of restricted stock. The shares owned by Mr. Drew include 10,522 in his account, 6,007 restricted stock units that could possibly vest within 60 days, and 12,000 shares underlying stock options that are currently exercisable.
(8)	Includes 585,083 shares owned beneficially and of record by Carl Marks Strategic Investments, L.P. Mr. Ruocco is a Principal of Carl Marks Management Company, L.P. and shares voting and investment power. Also includes 3,021 restricted stock units that could possibly vest within 60 days, and 6,504 shares underlying options held by Mr. Ruocco that are currently exercisable.
(9)	The shares owned by Mr. Stack include 5,534 shares in his accounts, 1,360 restricted stock units that could possibly vest within 60 days, and 8,249 shares underlying stock options that are currently exercisable. The shares owned by Mr. Atkinson include 4,925 shares in his accounts, 2,384 shares of restricted stock, and 37,075 shares underlying stock options that are currently exercisable. The shares owned by Mr. Lyda, the Principal Financial Officer of the Company, include 16,396 shares in his accounts, 6,007 restricted stock units that could possibly vest within 60 days, and 108,946 shares underlying stock options that are currently exercisable. The shares owned by each of Messrs. Stack, Lyda and Atkinson in their accounts are held as community property concerning which the named person and his spouse share voting and investment power.
(10)	Mr. Stine, as the President and Chief Executive Officer of the Company, is an executive officer as well as a director. The shares owned by Mr. Stine include 49,622 shares in his accounts, 22,027 shares of restricted stock, and 353,637 shares underlying stock options that are currently exercisable. Of the shares in Mr. Stine’s accounts, some of the shares are held by a family trust and some are held as community property. In each case he and his spouse share voting and investment power.
(11)	Includes 3,420,106 shares owned beneficially and of record by Third Avenue Value Fund, 322,646 shares owned beneficially and of record by Third Avenue Small-Cap Value Fund, 446,093 shares owned beneficially and of record by Third Avenue Real Estate Value Fund, 18,000 shares owned beneficially and of record by the Third Avenue Value Portfolio of the Third Avenue Variable Series Trust, and 137,305 shares owned beneficially and of record by the Third Avenue Value Portfolio of the AEGON/Transamerica Series. Also includes 97,274 shares owned of record by various individual investment accounts managed by Third Avenue Management LLC, which has sole investment power with respect to those shares and sole voting power with respect to 94,874 of those shares. Mr. Winer is a Portfolio Manager of Third Avenue Management LLC and shares voting and investment power. Mr. Winer disclaims beneficial ownership of the shares owned by said entities for all other purposes.

(12)	Mr. Mullins retired from his positions as the Company’s Vice President and General Counsel during June 2006. The shares owned by Mr. Mullins include 7,459 shares in his account and 4,578 shares of stock that are vesting within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who beneficially own more than 10% of the Company’s common stock, to file reports of holdings and transactions in the Company’s common stock with the Securities and Exchange Commission and to furnish the Company with copies of all Section 16(a) reports that they file. Based on those records and other information furnished to the Company, during 2006, executive officers, directors and persons who beneficially own more than 10% of the Company’s common stock complied in a timely manner with all filing requirements.

PROPOSAL 1

THE ELECTION OF DIRECTORS

The Board of Directors now consists of nine directors divided into three classes based upon when their terms expire. The terms of three directors (Class II) expire at the 2007 Annual Meeting, the terms of four directors (Class III) expire at the 2008 Annual Meeting, and the terms of two directors (Class I) expire at the 2009 Annual Meeting. The regular terms of directors expire at the third Annual Meeting following the Annual Meeting at which the directors were elected, although directors continue to serve until their successors are elected and qualified, unless the authorized number of directors has been decreased.

The names of the nominees of the Board of Directors for election as directors at the 2007 Annual Meeting (all of whom are presently directors) are set forth in the table below, along with certain other information. The table also includes information as to other directors of the Company.

Other than nominations made at the direction of the Board of Directors, nominations of persons for election to the Board of Directors by stockholders must be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not later than the close of business on the tenth day following the day on which the Notice of Annual Meeting of Stockholders was mailed. Such stockholder's notice must set forth: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required, in each case pursuant to the Securities Exchange Act of 1934, as amended; and (ii) as to the stockholder giving the notice, the name and address, as they appear on the Company's books, of such stockholder, and the class and number of shares of the Company which are beneficially owned by such stockholder.

Except as noted below, each proxy solicited by and on behalf of the Board of Directors will be voted "FOR" the election of the nominees named below (unless such authority is withheld as provided in the proxy) and one-third of the votes to which the stockholder is entitled will be cast for each of the three nominees. In the event any one or more of the nominees shall become unable to serve or refuse to serve as director (an event which is not anticipated), the proxy holders will vote for substitute nominees in their discretion. If one or more persons other than those named below as nominees for the 2007 Annual Meeting are nominated as candidates for director by persons other than the Board of Directors, the enclosed proxy may be voted in favor of any one or more of said nominees of the Board of Directors or substitute nominees and in such order of preference as the proxy holders may determine in their discretion.

Nominees for Class II Directors Whose Terms Expire in 2010 and Principal Occupation or Employment(1)	First Became Director	Age
Barbara Grimm-Marshall(3)(6) Director of Grimmway Enterprises Inc., Diamond Farming Inc., and Crystal Organic Farms LLC	2006	54

George G.C. Parker(3)(4)(6) Dean Witter Distinguished Professor of Finance, Graduate School of Business, Stanford University; Director of Continental Airlines, Inc., First Republic Bank (San Francisco), Netgear Inc., and Threshold Pharmaceuticals; Trustee of Barclays Global Investors	1999	68

Robert A. Stine(2)(5) President and Chief Executive Officer, Tejon Ranch Co.; Director of First Community Bancorp (San Diego County) and The Bakersfield Californian	1996	60

Other Directors and Principal Occupation or Employment(1)

John L. Goolsby(3)(5)(6) Private investments and real estate; Director Thomas Properties Group, Inc.	1999	65

Norman Metcalfe(2)(4)(5) Real estate and investments; Director of The Ryland Group, and Building Materials Holding Corp.	1998	64

Robert C. Ruocco(3)(4)(6) Principal, Carl Marks Management Company, L.P., Investment management; Director of Safelite Glass Corporation	1997	48

Kent G. Snyder(2)(5) Attorney at Law; Chairman of the Board, Tejon Ranch Co.; Director of Pacific Premier Bancorp, Independence Bank and Independence Financial Group	1998	70

Geoffrey L. Stack(3)(4)(5)(6) Managing Director, SARES-REGIS Group, real estate development and management	1996	63

Michael H. Winer(2) Portfolio Manager, Third Avenue Management LLC, investment management	2001	51

(1)	Including other directorships. Except as set forth below, each of the directors has been engaged in his principal occupation described above during the past five years. There are no family relationships among any directors of the Company.

Mr. Winer has served as a Portfolio Manager at Third Avenue Management LLC since August 2002, when it succeeded to the business operations of M.J. Whitman Advisers, Inc. and EQSF Advisers, Inc. Mr. Winer served as a Portfolio Manager at M.J. Whitman Advisers, Inc. and EQSF Advisers, Inc. since September 1998.

(2)	Member of Executive Committee.
(3)	Member of Audit Committee.
(4)	Member of Compensation Committee.
(5)	Member of Real Estate Committee.
(6)	Member of Nominating and Corporate Governance Committee.

The terms of Messrs. Goolsby, Metcalfe, Snyder and Winer expire at the 2008 Annual Meeting and the terms of Mr. Ruocco and Mr. Stack expire at the 2009 Annual Meeting.

Board of Directors

The Board of Directors has made a finding that all directors, except Mr. Stine, are “independent” as that term is defined in the listing standards of the New York Stock Exchange. The categorical criteria used by the Board to determine whether a director is independent are set forth in Attachment A to the Corporate Governance Guidelines, which is attached as Appendix A to this Proxy Statement. Mr. Snyder will preside at all portions of Board of Directors meetings limited to independent or non-management directors.

The Board of Directors has adopted a Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees. It also has adopted Corporate Governance Guidelines to guide its own operations. Both documents are available on the Company web site, www.tejonranch.com, and are available in print form upon request to the Corporate Secretary.

During 2006, there were four meetings of the Board of Directors. During 2006 all incumbent directors attended 75% or more of the aggregate total of such meetings of the Board of Directors and committees of the Board on which they served.

The Company’s policy is that all directors are expected to attend every annual stockholders meeting in person. All directors attended the 2006 Annual Meeting of the Company.

Committees of the Board

Standing committees of the Board of Directors include the Executive, Audit, Compensation, Real Estate, and Nominating and Corporate Governance Committees. . During 2006, there were no meetings of the Executive Committee, five of the Audit Committee, two of the Compensation Committee, one of the Real Estate Committee, and one of the Nominating and Corporate Governance Committee. The major functions of each of these committees are described briefly below.

The Executive Committee

Except for certain powers which, under Delaware law, may be exercised only by the full Board of Directors, or which, under the rules of the Securities and Exchange Commission or the New York Stock Exchange, may only be exercised by committees composed solely of independent directors, the Executive Committee may exercise all powers and authority of the Board of Directors in the management of the business and affairs of the Company. Messrs, Metcalfe, Snyder, Stine, and Winer are members of the Executive Committee.

The Audit Committee

The Audit Committee acts on behalf of the Board of Directors in fulfilling the Board’s oversight responsibility relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of the Company’s financial statements, and the legal compliance and ethics programs as established by management and the Board. In addition, the Audit Committee retains the independent auditor and approves the scope of all audit and non-audit services it performs. The Audit Committee is governed by a written charter adopted and approved by the Board of Directors. Ms. Grimm-Marshall, and Messrs. Goolsby, Parker, Ruocco, and Stack are members of the Audit Committee. The Board of Directors has determined that each member of the Audit Committee is independent, and that no member of the Audit Committee is an “affiliated person”, as those terms are defined under the listing standards of the New York Stock Exchange, and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The Board of Directors has further found that Dr. Parker qualifies as an “audit committee financial expert” for the purposes of Item 407 (d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission, and has “accounting or related financial management expertise” as described in the listing standards of the New York Stock Exchange. The Audit Committee’s charter is available on the Company’s web site, www.tejonranch.com.

The Compensation Committee

The Compensation Committee reviews and either adjusts or recommends to the Board of Directors appropriate adjustments to the Company’s overall compensation structure, the compensation arrangements for executive officers, and director compensation, and evaluates the performance of executive officers. The Compensation Committee’s charter is available on the Company’s web site, www.tejonranch.com. Messrs. Metcalfe, Parker, Ruocco, and Stack are members of the Compensation Committee. Each member of the Compensation Committee is independent as defined under the listing standards of the New York Stock Exchange, and the Company’s Corporate Governance Guidelines, which are attached hereto as Appendix A.

The Real Estate Committee

The Real Estate Committee reviews all significant activities and issues related to the Company's real estate assets and opportunities. It receives and considers the analyses of the Company's real estate staff and provides management with oversight, guidance and strategic input on major decision points. It reviews and either approves or recommends to the Board of Directors appropriate action on significant proposed real estate transactions, development pro formas and budgets, and action plans. Messrs. Goolsby, Metcalfe, Snyder, Stack, and Stine are members of the Real Estate Committee The Real Estate Committee’s charter is available on the Company’s web site, www.tejonranch.com.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is charged with evaluating the performance of existing directors, identifying and recruiting potential new directors, evaluating candidates for director positions recommended by stockholders, and recommending candidates to be nominated by the Board of Directors or elected by the Board on an interim basis. It also reviews and makes recommendations to the Board of Directors respecting the composition and functioning of Board committees, the Corporate Governance Guidelines, and the Board’s performance. Ms. Grimm-Marshall, and Messrs. Goolsby, Parker, Ruocco, and Stack are members of the Nominating and Corporate Governance Committee.

In considering candidates for the Board of Directors, the Nominating and Corporate Governance Committee evaluates the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a nominee. However, the Committee seeks as directors individuals with substantial management experience who possess the highest personal values, judgment and integrity, an understanding of the environment in which the Company does business, and diverse experience with the key business, financial and other challenges that the Company faces.

All of the members of the Nominating and Corporate Governance Committee are independent as that term is defined in the listing standards of the New York Stock Exchange, and the Company’s Corporate Governance Guidelines, which are attached hereto as Appendix A. The Nominating and Corporate Governance Committee’s charter is available on the Company’s web site, www.tejonranch.com.

The Committee is pleased to consider any recommendations of director candidates from stockholders. In March 2005, the Committee adopted formal procedures regarding consideration of candidates recommended by stockholders. Stockholders may recommend a candidate for consideration by the Committee by sending a letter addressed to Nominating Committee Chair, c/o Corporate Secretary, P.O. Box 1000, Lebec, California 93243. The Committee does not evaluate candidates differently based on who has made the recommendation. The Committee has the authority under its charter to hire and pay a fee to outside counsel, experts or other advisors to assist in the process of identifying and evaluating candidates. No such outside advisors have been used to date and, accordingly, no fees have been paid to such advisors.

Shareholder Communications with the Board of Directors

Via the “Contact Us” link on the Company’s website, www.tejonranch.com, stockholders and other interested persons may communicate directly with the Board of Directors, without management seeing or otherwise being able to intercept the communication. These communications will be automatically directed to the Chairman of the Audit Committee.

PROPOSAL 2

THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

PUBLIC ACCOUNTANTS

The Audit Committee has selected Ernst & Young LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2007. Services provided to the Company and its subsidiaries by Ernst & Young in fiscal years 2005 and 2006 are described under “Audit Fees” below. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee below.

Representatives of Ernst & Young LLP are expected to be present at the meeting and will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from stockholders.

Shareholder ratification of the appointment of independent registered public accountant. We are asking our shareholders to ratify the selection of Ernst & Young LLP as our independent auditor. Although ratification is not required by our bylaws or otherwise, the Board of Directors is submitting the selection of Ernst & Young LLP to our shareholders for ratification as a matter of good corporate practice. In the event shareholders do not ratify the appointment of Ernst & Young LLP, the appointment will be reconsidered by the Audit Committee and the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF

ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR

2007.

Independent Public Accountants

Ernst & Young LLP has been selected by the Audit Committee to serve as the Company's independent public accountants for the fiscal year 2007 and served in that capacity for the year ended December 31, 2006.

Audit Fees. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2006 and for the reviews of the financial statements included in the Company's Forms 10-Q for that year were $371,000. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s annual financial statements for the year ended December 31, 2005 and for the reviews of the financial statements included in the Company’s Forms 10-Q for that year were $367,800.

Tax Fees. The aggregate fees billed by Ernst & Young LLP for tax compliance, advice and planning services for the year ended December 31, 2006 were $48,000. The aggregate fees billed by Ernst & Young LLP for tax compliance, advice and planning services for the year ended December 31, 2005 were 51,000. In each case the services consisted of tax return preparation

All Other Fees. Ernst & Young LLP did not bill for any services other than those listed above for the year ended December 31, 2006. The aggregate fees billed by Ernst & Young LLP for all other services not referred to above for the year ended December 31, 2005 were $22,000, consisting of comparing our benefit plan to others and evaluating potential savings.

The Audit Committee of the Board of Directors considered whether the provision of the services referred to above under the heading "All Other Fees" is compatible with maintaining the independence of Ernst & Young LLP.

The Audit Committee Charter requires that the Audit Committee pre-approve all fees billed by Ernst & Young LLP, and in the years ending December 31, 2005 and 2006, 100% of the fees billed by Ernst & Young LLP were pre-approved by the Audit Committee. Ernst & Young LLP provides a proposal to the Audit Committee for all services it proposes to provide and the Audit Committee then takes such action on the proposal as it deems advisable.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors has furnished the following report:

The Audit Committee reviewed the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements to generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as may be modified or supplemented. In addition, the Audit Committee has received from the independent accountants the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), as may be modified or supplemented, and has discussed with the independent accountants their independence from the Company and its management. The Audit Committee has also considered whether the independent auditors' provision of non-audit services to the Company is compatible with their independence.

Based on the reviews and discussions referred to in the preceding paragraphs, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2006 as filed with the Securities and Exchange Commission.

George G. C. Parker (Chairman), John Goolsby, Barbara Grimm-Marshall,
Robert C. Ruocco, Geoffrey L. Stack
Members of the Audit Committee

COMPENSATION DISCUSSION & ANALYSIS

General and Objectives of the Compensation Plan. The compensation program for our named executive officers is designed to align management’s incentives with the long-term interests of our shareholders and to be competitive with comparable employers. Our compensation strategy is to provide a competitive opportunity for senior executives when all elements of pay are considered. At the named executive officer level, our incentive compensation arrangements are designed to reward the achievement of long-term milestone objectives related to real estate development, as well as the achievement of year-to-year operating performance goals.

The Role of Executives in Setting Compensation. The Compensation Committee approves all compensation and awards to senior management, which include the chief executive officer, the other named executive officers in this report, and three other individuals. Generally, on its own initiative the Compensation Committee reviews the performance and compensation of the chief executive officer and, following discussions with the Chief Executive Officer, establishes compensation levels. For the remaining executive officers, the Chief Executive Officer makes recommendations to the Compensation Committee that generally are approved. With respect to equity compensation awarded to officers other than the Chief Executive Officer, the Compensation Committee grants restricted stock or performance shares, generally based upon the recommendation of the Chief Executive Officer.

Overall Compensation Plan Design. In 2004, to assist us in updating our executive compensation plan, the Compensation Committee of the Board of Directors engaged the services of The Poe Group, a consulting firm specializing in compensation issues, to perform an analysis of the compensation of senior management at Tejon and to make recommendations to the Compensation Committee with respect thereto. The purpose of the study was to develop an executive compensation program that would address the unique strategic issues and operating characteristics of Tejon and provide appropriate incentives to focus executives on the most important drivers of both annual business and financial performance and long-term shareholder value. As such, the study was used to determine the appropriate mix of compensation among long-term equity-based incentive compensation, salary and annual cash-based incentive bonuses, and how to best align management’s interests with those of Tejon’s shareholders. The study also reviewed aggregate compensation data of public companies of similar size and real estate development companies to provide the Compensation Committee with a comparison of how the Company’s then current compensation program compared against what the Compensation Committee determined to be the Company’s peers.

The overall results from the Poe Group’s study provided the starting point for the redesign of the Company’s compensation plans to better match our long-term strategic plans for real estate development and to take into account the difficulty of replacing our chief executive officer and other senior officers. As a result of the study, the Compensation Committee embarked on a compensation strategy that emphasizes variable and long-term compensation elements over fixed and short-term compensation elements, with the total compensation opportunity (which, for this purpose, includes salary, annual cash-based incentive bonuses and long-term equity-based incentive compensation) aligned with what the Compensation Committee believes to be the competitive marketplace, although the Company does not have a pre-established policy or target for allocating between fixed and variable compensation or among the different types of variable compensation. Our current compensation arrangements reflect this strategy and encourage long-term creation of value through teamwork and accountability, with emphases on variable pay (including annual bonuses and performance-based equity compensation awards) over fixed pay (generally salaries and time-based restricted stock awards, if any) and long-term pay (consisting of equity-based compensation awards) over short-term pay (consisting of salary and annual bonuses).

Since the Company’s business model has not changed since the Poe Group study was performed, the Compensation Committee continues to believe that the compensation program established as a result of that study provides the appropriate incentives to the Company’s senior officers and thus the Compensation Committee does not currently have any plans to update or revisit the study.

Elements of Compensation. The material elements of the compensation program for our named executive officers include: (i) base salary; (ii) annual cash-based incentive bonuses; (iii) long-term equity-based compensation (i.e. performance units); (iv) change in control arrangements; and (v) other compensation consisting of participation in broad-based pension and benefit plans, participation in supplemental executive retirement and nonqualified deferred compensation plans and executive perquisites.

Base Salaries. Tejon provides its named executive officers with a level of assured cash compensation in the form of base salary that is appropriate given their professional status, accomplishments, and responsibilities. The Compensation

Committee believes that current base salaries for each of the named executive officers is below market for comparable positions. The Compensation Committee establishes base salaries at levels it believes to be below those of comparable companies in order to conserve cash to meet long-term business goals and to stay within our compensation strategy of favoring variable pay over fixed pay. We are able to pay our named executive officers lower base salaries than comparable companies, and still attract and retain highly-qualified executives, because of the performance-based incentive compensation opportunities that we offer.

Based on these objectives and strategy, the base salary for our chief executive officer for 2006 was increased to $500,000, the first increase in four years. In 2007, the CEO base salary will remain at $500,000. With respect to other named executive officers, salary information can be reviewed in the Summary Compensation Table. When reviewing the Summary Compensation Table please refer to the footnotes that state that Mr. Mullins retired from the Company during June 2006.

Performance-Based Incentive Cash Bonuses. Tejon’s practice is to award annual cash bonuses based upon the achievement of performance objectives established at the beginning of each year. The Company’s cash-based incentive bonus plan employs both quantitative and qualitative measures. Each named executive officer has a different weighting as between qualitative and quantitative measures based upon areas of emphasis that the Compensation Committee believes are important for the achievement of the Company’s long-term strategic goals and creating shareholder value. For 2006, our chief executive officer’s weightings were 15% for the quantitative financial goal and 85% for qualitative performance goals. For the other named executive officers, weightings ranged from 30%-45% for the quantitative financial goals and 55%-70% for qualitative performance goals.

The plan is structured based on the achievement of threshold, target, and maximum annual incentive objectives. If goal achievement of a performance objective is below threshold, no incentive bonus is earned for that objective and if goal achievement is greater than maximum, only the maximum bonus level is earned. The chief executive officer and the other named executive officers have different cash incentive pay levels (expressed as a percentage of base salary) for achievement at the threshold, target and maximum levels as follows:

	Threshold	Target	Maximum
Chief executive officer	22.00%	45.00%	78.75%

Other named executive officers	19.00%	38.00%	57.00%

Because our long-term focus is on the achievement of entitlements for our real estate development projects and since Tejon does not generate significant revenue at this time, its short-term objectives, both quantitative and qualitative, are tied to metrics that are critical for the accomplishment of long-term goals. For 2006, a single financial goal was considered: cash provided from operations less cash used for capital investment. This cash flow measure is used, rather than revenue or net income, because at this stage in the life cycle of the Company’s business plan, cash management is a better indicator of management’s financial performance. Also, since Tejon is a net cash user during this phase of its strategic plan, an incentive to generate cash is consistent with achievement of the Company’s strategic objectives. Other than our land asset, we believe that cash and investments is our next most important asset. For 2006, achievement of the target level with respect to the quantitative financial goal required cash provided from operations less cash used for capital investment to equal or exceed $1,000,000. Attainment each year of the quantitative financial goal is dependent upon a number of factors including: the uncertainty inherent in our real estate sales and leasing programs and the timing of capital investments associated with that real estate activity and the uncertainty inherent in our farming operations due to the commodity nature of the products we produce and the fact that we do not know the prices we will receive for our product until harvest begins for a particular year.

In addition to the financial goal described above, the chief executive officer’s annual incentive bonus in 2006 was based upon the achievement of qualitative performance objectives proposed by the CEO and agreed upon and approved by the Compensation Committee of the Board of Directors that are tied to business development and organizational goals that move the Company forward in achieving its long-term objectives (including the achievement of strategic milestones the Compensation Committee and the Board believe to be critical to the achievement of the Company’s long-term business plan).

The other named executive officers have more diverse quantitative and qualitative performance goals, generally tied to individual areas of responsibility, that focus on short-term and long-term goals for their specific business unit or area of responsibility (including improving operational efficiencies and achieving milestones and other goals with respect to the Company’s long-term business strategy). Where an officer has responsibility for a particular business unit or division, performance goals are weighted toward the operating performance of that unit. Where an officer has broader corporate responsibility, such as the chief financial officer and general counsel, goals are tailored to particular objectives for the year.

The Company does not currently have a policy requiring a fixed course of action with respect to compensation adjustments following later restatements of performance targets. Under those circumstances, the Compensation Committee would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the restatement.

Equity Compensation. Prior to 2004, the primary form of equity compensation awarded by Tejon consisted of non-qualified stock options because of favorable accounting and tax treatment. Also, stock options were the most common form of equity compensation within our industry at that time, making it a competitively attractive form of long term compensation. In connection with the 2004 compensation study, the Board assessed the desirability of granting restricted stock and performance shares rather than stock options and determined that performance shares would provide an equally motivating form of incentive compensation while causing potentially less ownership dilution. Also, during this time it became evident that the accounting treatment advantages from issuing stock options was likely to change.

The long term value of the Company will be driven by execution of its long-term strategies. Accordingly, Tejon uses long-term incentives to align senior management’s interests with shareholders’ interests. The Board believes that management should own stock and that teamwork among the management group is important in meeting business goals. Therefore, long-term milestone incentives are goal-based, with common performance measures for all participants.

The Company has stock retention guidelines which encourage Mr. Stine to own by December 2010 shares and share units which, together with the in-the-money value of stock options, have an aggregate value equal to or greater than seven times Mr. Stine’s annual salary. The stock retention guidelines for the other named officers are calculated similarly except that the target retention value is five times their respective salaries. All named officers are expected to make reasonably steady progress toward these ownership guidelines between now and December 2010 and the Compensation Committee will review such progress annually beginning in December 2007.

In 2004, restricted stock and performance units were granted as a part of the new compensation program. Since no stock options were granted in 2003, and in order to smooth the transition to the new performance stock grant program, senior management received a one-time grant of restricted stock in 2004 that vests over a four year period, solely based upon continued employment. This was the only stock grant awarded under the new long term incentive compensation program with vesting that is not based on the achievement of specific performance criteria. Vesting of all other share grants issued in 2004 and since are tied to the achievement of specific goals and objectives. Long-term milestone performance units were granted that are tied to the achievement of several objectives related to our real estate development activities. These milestone performance units have threshold (50%), target (100%), and maximum (150%) reward levels. Due to their strategic significance, we believe that disclosing the specific objectives and timeframes would result in competitive harm. We believe that the achievement of the target level of performance will require significant effort and substantial progress over the next few years in light of the current entitlement environment in California.

Since 2004, Tejon has also granted annually performance share units tied to the achievement of a rolling three-year cash flow metric, which is the net of cash from operations and cash used for capital investment. For 2006, this cash flow metric covers the years 2006 through 2008 and would require cumulative positive cash flow over that period of $11,600,000. The Company believes that achievement of this target level of performance will require significant effort and substantial progress over the next three years due to the uncertainty surrounding our real estate sales and leasing absorption goals and the profitability of our farming operations. These grants vest after three years and the number of shares to be received is determined by the extent of performance achievement and can range from zero shares to the maximum award amount, which is 150% of the target award.

The Company does not have any program, plan or practice to time equity awards in coordination with the release of material non-public information, nor does the Company time the release of material nonpublic information for the purpose of affecting the value of executive compensation.

With respect to the grant of annual performance shares, the Company’s practice is to determine annually a dollar amount of equity compensation that it wishes to provide and to grant a number of performance shares that have a fair market value equal to that amount on the date of grant. These annual grants are tied to the achievement of the rolling three-year cash metric described above. The first vesting of these three-year awards will occur in 2007.

Retirement Plans. For most of our employees including the chief executive officer and the other named executive officers, Tejon provides a pension plan and a 401(k) plan. For the chief executive officer and three other named executive officers, the Company also provides a supplemental executive retirement plan, or SERP.

Benefits to be received from the pension plan upon retirement are determined by an employee’s five year final average annual compensation, length of service with the company, and age at retirement. Average annual compensation consists only of base salary and cash bonuses. Benefits from the pension plan can be limited for the named executive officers due to Internal Revenue Service compensation ceilings that are used in the calculation of pension benefits. Because of the limits within the pension plan, the Company established a SERP to replace any pension benefit these officers might lose based on the benefit calculations within the pension plan. Without the SERP, our named executive officers would not otherwise be eligible to receive pension benefits that are proportional to the benefits received by other employees generally based on compensation. The benefit in the SERP is calculated using the same criteria as the pension plan except that total average compensation is used and the difference between the SERP calculation and the pension calculation is the value of the SERP benefit.

The Company believes that the pension and SERP programs are important to the Company and contribute to the Company’s ability to be competitive with its peers from a compensation perspective. These retirement plans are consistent with Tejon’s philosophy of preferring long-term pay over short-term pay. In order to manage the costs of, and the liabilities from, these plans, we restructured our pension plan in early 2007 to lower the benefit accrual rate and freeze new employee participation effective February 1, 2007.

The Company also offers a 401(k) program to its employees which offers a matching contribution equal to one percent of salary if the employee contributes at least four percent of salary to the plan. Tied to the changes in the pension plan described above, we increased the match for employees that will not be eligible for the pension plan to two percent of salary if they contribute at least four percent of salary to the plan.

The named executive officers may elect to defer cash and equity-based compensation payable to them pursuant to the Company’s deferred compensation plan. This plan is designed to allow for retirement savings above the limits imposed by the IRS for 401(k) plans on an income tax-deferred basis. Cash amounts deferred into the plan are held in accounts with values indexed to the performance of selected mutual funds. The Company does not provide a match on executive deferrals under the deferred compensation plan.

Change in Control Benefits. The Board believes that stockholders’ interests will be best served if the interests of executive management are aligned with them, and that providing management with change in control benefits encourages that objective by focusing executives on shareholder interests when considering strategic alternatives.

Upon certain terminations of employment in connection with a change in control, named executive officers are entitled to a continuation of base salary for a period of 36 months for the CEO and 30 months for the other named executive officers, and during this period receive two and one half full bonuses based on the average bonus of the previous three years. Executives are also entitled to receive a continuation of health and other insurance benefits over the salary continuation period. Each named executive officer will also have the right for a three month period of time to continue use of any perquisites they may have had prior to the change in control. Please refer to the Post-Termination Payments table for a more detailed description and an estimate of value of these benefits.

In addition to the foregoing change in control severance benefits, the named executive officers will also continue to be entitled to benefits under any existing pension plan and SERP as determined in accordance with the terms of those plans. If an executive has been credited with more than 15 years of service, as of the effective date of termination, he or she shall also be credited with additional years of service under the plans for the period of salary continuation referred to above.

Separation or Severance Benefits. Tejon does not have any contractual obligation to provide severance benefits, though under some circumstances, the Board believes it is in the Company’s best interest to provide a severance benefit in order to provide a smooth transition period for the Company once the executive leaves. Separation benefits may be provided to departing executives on a case-by-case basis. When separation benefits are provided, Tejon provides these benefits as a means of remaining competitive, retaining executives, and providing income protection in the event of involuntary loss of employment.

Perquisites and Other Personal Benefits. The Board reviews annually the perquisites that named executive officers receive. The primary benefits for the named executive officers are Company vehicles and related maintenance and dues related to country club membership. In addition, the Chief Executive Officer receives additional life insurance in excess of the insurance that is part of the Company’s health insurance policy. These benefits are provided to attract and retain highly qualified executives and because executives often place a higher value on these benefits relative to cost to the Company as compared to increases in cash compensation. In addition, the automobile benefit is provided to executives as well as other company employees as a result of the Company’s location and the size of the Company’s property, both of which necessitate extensive car travel.

Senior management also participates in the Company’s other benefit plans on the same terms as other employees. These plans include medical, dental and life insurance.

Tax Considerations. Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the deductibility of compensation paid to certain executive officers of public companies, unless the compensation meets certain requirements for “performance-based” compensation. In determining executive compensation, the Compensation Committee of the Board of Directors considers, among other factors, the possible tax consequences to the company and to the executives. However, tax consequences, including but not limited to tax deductibility by the company, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by executives regarding options and other rights) that are beyond our control. In addition, the Compensation Committee believes that it is important for us to retain maximum flexibility in designing compensation programs that meet our stated objectives. For these reasons, although the Compensation Committee will consider tax deductibility as one of the factors in determining executive compensation, it will not necessarily limit compensation to those levels or types of compensation that will be deductible. We will, of course, consider alternative forms of compensation consistent with our compensation goals, that preserve deductibility as much as possible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on its review and discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for 2006 and the Company’s 2007 proxy statement. This report is provided by the following independent directors, who comprise the Committee.

Robert C. Ruocco (Chairman), Norman Metcalfe, George G. C. Parker, Geoffrey L. Stack

Members of the Committee

Fiscal Year 2006 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	(3) Stock Awards ($)	(4) Non-Equity Incentive Plan Compensation ($)	(5) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(6)(7) All Other Compensation ($)	Total ($)
Robert A. Stine, (1)	2006	500,000	1,545,981	1,423,149	791,319	32,354	4,292,803
Chief Executive Officer

Allen E. Lyda,	2006	200,000	572,349	527,597	54,076	15,569	1,369,591
Chief Financial Officer

Joe Drew,	2006	195,000	531,352	475,769	78,703	15,900	1,296,724
Senior Vice President, Real Estate

Dennis Mullins, (2)	2006	96,110	431,956	448,031	—	154,673	1,130,770
Vice President, General Counsel

Dennis Atkinson,	2006	145,000	193,833	197,648	88,421	12,182	637,084
Vice President, Agriculture

1.	Mr. Stine does not receive any additional compensation for being a director of the Company.
2.	Mr. Mullins retired from the Company during June 2006. Mr. Mullins will continue to provide services to the Company as needed through a consulting arrangement through June 2007.
3.	Stock awards are performance awards tied to the achievement of cash flow targets. Dollar amount shown is based on the achievement of target goals and value is base on the closing stock price on the date the performance shares were granted. Also included in stock awards are stock grants related to the successful completion of the Tejon Mountain Village joint venture with DMB Associates, Inc. The number of stock grants are provided in the Grants of Plan-Based Awards table. The amounts in the “Stock Awards” column are calculated in accordance with FAS 123(R).
4.	Non-Equity incentive plan compensation consists of annual incentive plan payments that are based upon quantitative goals around cash flow and segment net operating profits. Also included for 2006 are non-recurring incentive payments related to the successful completion of the Tejon Mountain Village joint venture with DMB Associates, Inc. The incentive payments related to Tejon Mountain Village are as follows: Robert A. Stine - $1,148,149, Allen E. Lyda - $437,597, Joe Drew - $400,769, Dennis Atkinson - $137,648, and Dennis Mullins - $388,0331.
5.	The change in pension value is based upon the same assumptions and measurements that are used for the audited financial statements for the current year. There are no above-market or preferential earnings related to the Company’s nonqualified deferred compensation plan. The Company does not make any matching contributions to the nonqualified deferred compensation plan and any earnings on participants deferrals are based upon the investment choices of each participant.
6.	All other compensation consists of $12,399 in life insurance premiums for Robert A. Stine and $141,092 in separation and vacation pay for Dennis Mullins related to his retirement in June 2006. Mr. Mullins received six months of a one-year consulting package that began with his retirement in June 2006 and ends in June 2007. Mr. Mullins also received a payment for his unused accrued vacation at time of retirement.
7.	Each of the named executive officers had the following perquisites: Company vehicle and maintenance costs and country club membership. The costs related to those perquisites are: Robert A. Stine –Company vehicle $14,738 and country club membership $4,360; Allen E. Lyda – Company vehicle $10,274 and country club membership $4,360; Joe Drew – Company vehicle $10,581 and country club membership $4,360; Dennis Atkinson – Company vehicle $5,780 and country club membership $5,148; Dennis Mullins – Company vehicle $8,000 and country club membership $5,148.

Grants of Plan-Based Awards in Fiscal Year 2006

The following table provides information about equity and non-equity awards granted to the named executive officers in 2006.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			(3) All Other Stock Awards: Number of Shares or Units (#)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert A. Stine:
Annual cash incentive plan	1/1/2007	110,000	225,000	393,750
Performance grants, cash flow objective	3/8/2006				2,939	5,878	8,817	—
Performance Grants - TMV	5/19/2006							30,144

Allen E. Lyda:
Annual cash incentive plan	1/1/2007	39,900	79,800	119,700
Performance grants, cash flow objective	3/8/2006				935	1,870	2,805	—
Performance Grants - TMV	5/19/2006							11,489

Joe Drew:
Annual cash incentive plan	1/1/2007	38,380	76,760	115,140
Performance grants, cash flow objective	3/8/2006				935	1,870	2,805	—
Performance Grants - TMV	5/19/2006							10,522

Dennis Atkinson:
Annual cash incentive plan	1/1/2007	28,500	35,625	85,500
Performance grants, cash flow objective	3/8/2006				446	891	1,337	—
Performance Grants - TMV	5/19/2006							3,614

Dennis Mullins:
Performance Grants - TMV	5/19/2006							10,188

1.	The short-term cash incentive award is based on the achievement of both quantitative and qualitative annual business objectives. The objectives vary based on the named executive officer’s responsibilities but normally include a Company objective related to cash flow and operating segment objectives related to revenues and net profit of the segment.
2.	The equity incentive award program provides stock grants upon the achievement of cash flow objectives over a three-year time frame. The objectives are based upon meeting targeted cash from operations and cash used in investment numbers within the Company’s five-year business plan. This rolling three-year award is used to supplement annual cash compensation to provide a more competitive annual compensation when compared to other companies that are active in real estate development.
3.	The Tejon Mountain Village performanceaward was based on the successful formation of a joint venture with DMB Associates, Inc. for the planning, development, and financing of Tejon Mountain Village.
4.	The dollar amount of the above stock awards is included in the Summary Compensation Table.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table provides information on the current holdings of stock option and stock awards of the named executives. This table includes unexercised and unvested option awards; unvested stock grants, and performance share grants with performance conditions that have not yet been satisfied. Each equity grant is shown separately for each named executive officer. The market value of the stock awards is based on the closing market price of Tejon stock as of December 31, 2006, which was $55.84. The market value as of December 31, 2006 shown below assumes the satisfaction of performance objectives at the target level of achievement.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert A. Stine:
Stock Option Award	27,000	—	$20.2500	12/01/08
Stock Option Award	106,137	—	$23.1875	12/07/09
Stock Option Award	50,500	—	$20.3200	01/23/11
Stock Option Award	90,000	—	$23.5500	12/04/11
Stock Option Award	80,000	20,000	$27.6600	12/03/12
Restricted Stock Award (1)					6,293	351,401
Performance Units (2)							21,994	1,228,145
Milestone Performance Units (3)							134,802	7,527,344

Totals Robert A. Stine	353,637	20,000			6,293	351,401	156,796	8,755,489

Allen E. Lyda:
Stock Option Award	21,000	—	$20.2500	12/01/08
Stock Option Award	28,946	—	$23.1875	12/07/09
Stock Option Award	21,000	—	$20.3200	01/23/11
Stock Option Award	18,000	—	$23.5500	12/04/11
Stock Option Award	20,000	5,000	$27.6600	12/03/12
Restricted Stock Award (1)					2,003	111,848
Performance Units (2)							6,998	390,768
Milestone Performance Units (3)							44,141	2,464,833

Totals Allen E. Lyda	108,946	5,000			2,003	111,848	51,139	2,855,602

Joe Drew:
Stock Option Award	6,000	—	$23.5500	12/04/11
Stock Option Award	6,000	6,000	$27.6600	12/03/12
Restricted Stock Award (1)					2,003	111,848
Performance Units (2)							6,998	390,768
Milestone Performance Units (3)							44,254	2,471,143

Totals Joe Drew	12,000	6,000			2,003	111,848	51,252	2,861,912

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Dennis Atkinson:
Stock Option Award	3,000	—	$20.2500	12/01/08
Stock Option Award	6,975	—	$23.1875	12/07/09
Stock Option Award	6,000	—	$20.3200	01/23/11
Stock Option Award	9,600	—	$23.5500	12/04/11
Stock Option Award	11,500	3,000	$27.6600	12/03/12
Restricted Stock Award (1)					953	53,216
Performance Units (2)							3,333	186,115
Milestone Performance Units (3)							21,558	1,203,799

Totals Dennis Atkinson	37,075	3,000			953	53,216	24,891	1,389,913

Dennis Mullins:
Stock Option Award	2,217	—	$20.2500	12/01/08
Stock Option Award	3,500	—	$23.1875	12/07/09
Stock Option Award	4,200	—	$20.3200	01/23/11
Stock Option Award	622	—	$27.6600	12/03/12
Restricted Stock Award (1)					1,145	63,937
Performance Units (2)							3,433	191,699

Totals Dennis Mullins	10,539	—			1,145	63,937	3,433	191,699

1.	Restricted stock awards were granted in 2004 and vest over a four-year period. The final two years of vesting are included in the “Number of Shares of Stock That Have Not Vested” column.
2.	Performance units consist of shares that will vest during 2007, 2008, and 2009 based upon the achievement of a rolling three-year cash flow objective that is included within our five-year business plan. The shares shown are based upon reaching target levels of performance.
3.	Milestone performance units consist of shares that will only vest upon the achievement of specific milestone objectives related to our residential development and conservation efforts. The shares above are based upon the achievement of target levels of performance. There is no specific vesting date for these shares. The vesting date is dependent on the threshold and target objectives and dates.
4.	The restricted stock and performance shares for Mr. Mullins vest during the first half of 2007. These dates fall within the one-year separation package time period.

Option Exercises and Stock Vested in Fiscal Year 2006

The following table provides information, for the named executive officers, on stock option exercises during 2006, including the number of shares acquired upon exercise and the value realized and the number of shares acquired upon the vesting of stock awards and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Awards (1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert A. Stine:
Stock Options	35,000	699,869
Restricted Stock Grants (2)			3,147	149,608
Performance Grants (3)			30,144	1,278,121

Total Robert A. Stine	35,000	699,869	33,291	1,427,729

Allen E. Lyda:
Stock Options	21,000	440,674
Restricted Stock Grants (2)			1,001	47,588
Performance Grants (3)			11,489	487,133

Total Allen E. Lyda	21,000	440,674	12,490	534,721

Joe Drew:
Stock Options	36,000	608,829
Restricted Stock Grants (2)			1,001	47,588
Performance Grants (3)			10,522	446,136

Total Joe Drew	36,000	608,829	11,523	493,724

Dennis Atkinson:
Restricted Stock Grants (2)	—	—	477	22,677
Performance Grants (3)			3,614	153,230

Total Dennis Atkinson	—	—	4,091	175,907

Dennis Mullins:
Stock Options	60,607	1,246,855
Restricted Stock Grants (2)			1,144	54,386
Performance Grants (3)			10,188	431,956

Total Dennis Mullins	60,607	1,246,855	11,332	486,342

1.	The options exercised during 2006 were granted in previous years. The Company has not granted any new options to employees since 2002.
2.	The restricted stock grants were granted in 2004 and vest over a four -year period. The above shares are the 2006 vesting. Mr. Stine, Mr. Lyda, Mr. Drew, and Mr. Mullins deferred receipt of their shares. The shares were deposited into the nonqualified deferred compensation plan. Mr. Atkinson received his shares during 2006. Please refer to the Nonqualified Deferred Compensation Table for information regarding the distribution of stock from the deferred compensation plan.
3.	The vested performance grants were awarded based on the successful formation of a joint venture with DMB Associates, Inc, for the planning, development of , and the financing of the Tejon Mountain Village project.

Pension Benefits in Fiscal Year 2006

The Company pension plan is a tax -qualified retirement program that covers all eligible employees of the Company as of December 31, 2006. Benefits to be received from the pension plan are determined by the employee’s five-year final average annual compensation, length of service, and age at retirement. The named executive officers’ annual earnings taken into account under this formula include base salary and any annual cash bonus payments, but may not exceed an IRS -prescribed limit applicable to tax qualified plans ($220,000 for 2006).

The supplemental executive retirement plan, or SERP, was established for the named executive officers to replace any pension benefit the named executive officers might lose based on the benefit calculations within the pension plan due to the IRS -prescribed limit applicable to tax -qualified plans.

Name	Plan Name	Number of Years Credited Service (#)	(1) Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Robert A. Stine	Defined Benefit Plan	11	320,971	—
	Supplemental Executive Retirement Plan (2)(3)(4)	20	2,391,842	—

Allen E. Lyda	Defined Benefit Plan	17	288,419	—
	Supplemental Executive Retirement Plan (2)(3)	17	92,591	—

Joe Drew	Defined Benefit Plan	6	200,212	—
	Supplemental Executive Retirement Plan (2)(3)	6	41,738	—

Dennis Atkinson	Defined Benefit Plan	25	480,976	—
	Supplemental Executive Retirement Plan (2)(3)	—	—	—

Dennis Mullins	Defined Benefit Plan	13	282,063	—
	Supplemental Executive Retirement Plan (2)(3)	13	41,440	—

1.	The present value of the accumulated benefit is based upon the same assumptions and measurements that are used in the preparation of the audited financial statements for the current year.
2.	The SERP replaces any pension benefit the above -named executive officers lose based on compensation limits with the defined benefit plan imposed by IRS limits.
3.	The SERP benefit is based on the same assumptions and measurements that are used in the preparation of the audited financial statements for the current year.
4.	Mr. Stine receives 1.85 years of service for every year of service within the SERP. This was done to provide Mr. Stine with a full pension benefit at retirement due to his age when joining the Company.

Fiscal Year 2006 Nonqualified Deferred Compensation Table

The nonqualified deferred compensation plan allows the deferral of salary, bonus, and the vesting of restricted stock or performance units. The plan is available for only the named executive officers of the Company. The Company does not contribute to the nonqualified deferred compensation plan for the benefit of any named executive officer. Earnings from any cash contributed by a named executive officer are based upon the market return of the investment in which the officer directed his contribution.

Name (1)	(2)(3)(4) Executive Contributions in Last FY ($)	(5) Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)
Robert A. Stine (6)	149,608	76,220	351,457

Allen E. Lyda (6)	47,588	24,244	111,792

Joe Drew (6)	47,588	24,244	111,792

Dennis Atkinson (6)	—	—	—

Dennis Mullins (6)	54,386	27,708	127,762

1.	The named executive officers above that have participated in the nonqualified deferred compensation plan have only deferred the receipt of restricted stock that vested in 2005 and 2006.
2.	Officer contributions for 2006 consist of only restricted stock that vested on March 26, 2006. The value is determined by the number of shares contributed to the nonqualified deferred plan multiplied by the closing stock price on the day of vesting, $47.54. The following shares of stock were deferred by each officer: Robert A. Stine – 3,147 shares; Allen E. Lyda – 1,001 shares; Joe Drew – 1,001 shares; and Dennis Mullins – 1,144 shares.
3.	The shares deferred during 2006 by each of the above -named executive officers is also shown on the Option Exercises and Stock Vested table under the Stock Awards columns.
4.	The shares deferred by each named executive officer during 2006 were originally granted in 2004.
5.	Aggregate earnings in the last fiscal year are based on the change in price of the Company’s stock from the prior year-end to December 31, 2006 and the change in the price of the Company’s stock from the date of the current year contribution to December 31, 2006.
6.	The distribution date(s) from the nonqualified deferred compensation plan are different for each named executive officer. The distribution dates are as follows: Mr. Stine in 2008 and 2009; Mr. Lyda upon termination from the Company; Mr. Drew in 2008 and 2009; and Mr. Mullins during June 2007.

Fiscal Year 2006 Potential Payments Upon Termination or Change in Control

		Before Change in Control (1)(2)(3)(4)	After Change in Control (1)(2)(3)(5)
Name	Benefit	Termination w/o Cause or for Good Reason ($)	Termination w/o Cause or for Good Reason ($)	Voluntary Termination ($)	Change in Control No Termination ($)
Robert A. Stine (6)	Salary Continuation	500,000	1,500,000	1,500,000
	Bonus	267,000	667,000	667,000
	Health Insurance	9,744	24,360	24,360
	Other Compensation	65,780	65,780	65,780
	Vesting Stock Options	563,600	563,600	563,600	563,600
	Vesting Stock Grants	702,858	9,106,890	9,106,890	9,106,890

	Total Value	2,108,982	11,927,630	11,927,630	9,670,490

Allen E. Lyda (6)	Salary Continuation	210,000	525,000	525,000
	Bonus	75,000	187,500	187,500
	Health Insurance	13,920	34,800	34,800
	Other Compensation	34,660	34,660	34,660
	Vesting Stock Options	140,900	140,900	140,900	140,900
	Vesting Stock Grants	223,639	2,967,449	2,967,449	2,967,449

	Total Value	698,119	3,890,309	3,890,309	3,108,349

Joe Drew (6)	Salary Continuation	202,000	505,000	505,000
	Bonus	49,500	123,750	123,750
	Health Insurance	9,744	24,360	24,360
	Other Compensation	26,474	26,474	26,474
	Vesting Stock Options	169,080	169,080	169,080	169,080
	Vesting Stock Grants	223,639	2,973,759	2,973,759	2,973,759

	Total Value	680,437	3,822,423	3,822,423	3,142,839

Dennis Atkinson (6)	Salary Continuation	150,000	375,000	375,000
	Bonus	52,500	131,250	131,250
	Health Insurance	9,744	24,360	24,360
	Other Compensation	23,217	23,217	23,217
	Vesting Stock Options	84,540	84,540	84,540	84,540
	Vesting Stock Grants	106,487	1,443,129	1,443,129	1,443,129

	Total Value	426,488	2,081,496	2,081,496	1,527,669

Dennis Mullins (6)(7)	Salary Continuation	200,000	500,000	500,000
	Bonus	65,800	164,500	164,500
	Health Insurance	9,744	24,360	24,360
	Other Compensation	33,357	33,357	33,357
	Vesting Stock Options	225,470	286,770	286,770	286,770
	Vesting Stock Grants	45,668	2,359,551	2,359,551	2,359,551

	Total Value	580,039	3,368,538	3,368,538	2,646,321

1.	For the above calculations, it is assumed that the triggering event took place on the last business day of 2006 and the stock price used in the above calculation was the per share price on that day.
2.	The value for vesting stock options is the Company’s closing market price on the last business day of 2006 less the stock option exercise price.
3.	The value for vesting stock grants is the closing market price on the last business day of 2006.
4.	Termination before change in control is based upon the receipt of a one -year separation package. This assumption is based upon past Company practice in order to provide for a smooth transition and for consulting services as needed over the separation period. Under this assumption, salary continuation is equal to one year of salary, the bonus amount is the average bonus received over the last three years, health insurance is the cost of coverage for one year, and vested stock options and grants are shares that are scheduled to vest during the separation period.
5.	Each stock option and stock grant contains language covering the vesting of shares upon a change in control. For the purposes of this table, it is assumed all non-vested stock options immediately vest, non-vested restricted stock grants vest immediately, and performance and milestone shares and units vest immediately at the target level.
6.	Each of the above -named officers has a severance agreement describing benefits to be received in the event of a change in control and one of the above actions takes place after the change in control. Salary continuation is for a 36 -month period for Mr. Stine and a 30 -month period for the other named officers at the salary in effect immediately prior to the change in control. The bonus amount is equal to the three-year average bonus for two full fiscal years and one half of the three-year average for the third fiscal year after termination. Health insurance is provided over the 36-month or 30 -month period under the same conditions as prior to termination. “Other Compensation” consists of accrued and unused vacation at the time of termination and if the officer has the right to use a Company vehicle or a country club membership prior to termination, the continuation of that benefit for a three -month period of time.
7.	Mr. Mullins retired during June 2006. The above estimated numbers for Mr. Mullins assume that a triggering event took place on the last business day of 2005.

Director Compensation in Fiscal Year 2006

In 2006, directors who were not employees of the Company received an annual retainer of $26,000. The annual retainer consisted of $12,000 in cash and $14,000 in restricted stock with a one-year vesting period, unless the director elected to receive his entire retainer in restricted stock. Director compensation consists of a combination of cash-based and stock-based incentives to attract and retain qualified candidates to serve on the board, while furthering the Compensation Committee’s compensation objective of directly aligning the interests of directors and shareholders. If a director owned beneficially, or was affiliated with a person or entity which owned beneficially, 15% or more of the outstanding shares of the Common Stock of the Company, then that director could elect to receive his entire annual retainer in cash. The Chairman of the Board of Directors receives an additional annual retainer of $10,000 in restricted stock with a one-year vesting period, and the Chairmen of the Audit Committee, Compensation Committee and Real Estate Committee each receive an additional annual retainer of $5,000 in restricted stock with a one-year vesting period. As a transitional matter, in March 2004 the Board granted to all non-employee directors 1,000 shares of restricted stock which vest over three years, with one-third vesting each year. Any new director will receive a grant of 1,000 shares on the same terms when he or she joins the Board. Directors will have the opportunity to defer restricted stock grants into a non-qualified deferred compensation plan.

Directors receive a fee of $1,000 for attendance at any meeting of the Board, a fee of $1,000 for the first Committee meeting attended by such director on a day when the Board is not meeting, and a fee of $500 per Committee meeting attended by such director on the day of a Board meeting or another Committee meeting. One exception is that if the Nominating and Corporate Governance Committee meets on the same day as the Audit Committee, no fee will be paid for attending the former meeting. The fees are payable if the meeting is attended in person or by telephone conference call. Board and Committee meeting fees paid to directors traveling from outside of California to attend in person were paid at 150% of the rates set forth above.

Name	Fees Earned or Paid in Cash ($)	(2) Stock Awards ($)	All Other Compensation ($)	Total ($)
John Goolsby (3)	22,250	14,000	—	36,250

Barbara Grimm-Marshall (1)(3)	5,000	58,849	—	63,849

Norman Metcalfe (3)	19,500	19,000	—	38,500

George G. C. Parker (3)	25,750	18,096	—	43,846

Robert C. Ruocco (3)	14,750	31,000	—	45,750

Kent G. Snyder (3)	6,000	35,096	—	41,096

Geoffrey L. Stack (3)	24,000	14,000	—	38,000

Michael H. Winer (3)	30,000	—	—	30,000

1.	Stock awards for Ms. Grimm-Marshall includes the new director grant of 1,000 shares of stock.
2.	The amount of stock awards was computed in accordance with FAS 123(R).
3.	Each of the above directors received the following shares of stock in 2006: Mr. Goolsby 329 shares; Ms. Grimm-Marshall 1,318 shares; Mr. Metcalfe 447 shares; Mr. Parker 426 shares; Mr. Ruocco 730 shares; Mr. Snyder 826 shares; and Mr. Stack 329 shares.

Related Person Transactions

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under rules established by the Securities and Exchange Commission, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s proxy statement. The Board of Directors in the course of its review and approval or ratification of a related party transaction considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgement of a director or named executive officer to act in the best interest of the Company; and

•	any other matters the Board deems appropriate.

Any member of the Board who is a related person with respect to a transaction under review may not participate in the deliberation or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determing the presence of a quorum at a meeting that considers the transactions. During 2006 there were no such transactions.

OTHER

Financial Information. Both the Company's Annual Report to Stockholders and the Company's Annual Report on Form 10-K (including the financial statements and financial statement schedules but without exhibits) as filed with the Securities and Exchange Commission accompany this Proxy Statement. Both reports may be obtained without charge by calling or writing Corporate Secretary, Tejon Ranch Co., Post Office Box 1000, Lebec, California 93243, (661) 248-3000.

Stockholder Proposals. A stockholder's proposal will be considered at the 2007 Annual Meeting of Stockholders only if the stockholder provides timely notice of such proposal in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 30 days nor more than 60 days prior to the meeting as originally scheduled, but if less than 40 days notice or prior public disclosure of the date of the meeting is given or made to the stockholders, then the notice must be received not later than the close of business on the 10th day following the day on which the Notice of Annual Meeting of Stockholders was mailed. A stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the Annual Meeting (i) a brief description of the business desired to be brought before the Annual Meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business. To be considered for inclusion in the proxy statement for the 2008 Annual Meeting, stockholder proposals are required to be delivered to the Company on or before December 12, 2007.

Other Business. Management does not know of any matter to be acted upon at the meeting other than those described above, but if any other matter properly comes before the meeting, the persons named on the enclosed proxy will vote thereon in accordance with their best judgment.

Stockholders are urged to sign and return their proxies without delay.

For the Board of Directors,

KENT G. SNYDER, Chairman of the Board
TERI BJORN, Secretary

APPENDIX A

ATTACHMENT A TO CORPORATE GOVERNANCE GUIDELINES

The Nominating and Corporate Governance Committee annually reviews the independence of all directors, and reports its findings to the Board. Based upon the report and the directors' consideration, the Board determines which directors shall be deemed independent.

A director will be deemed independent if it is determined that he or she has no material relationship with the corporation, either directly or through an organization that has a material relationship with the corporation. A relationship is "material" if, in the judgment of the Board, it might reasonably be considered to interfere with the exercise of independent judgment. Ownership of stock of the corporation is not, in itself, inconsistent with a finding of independence. In addition, an Audit Committee member must also be independent within the meaning of the New York Stock Exchange's listing requirements for audit committees, and the requirements set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The following specific standards are utilized in determining whether a director shall be deemed independent:

>>	the director is not, and in the past five years has not been, an employee of Tejon Ranch Co. or any of its subsidiaries ("Tejon");

>>	an immediate family member of the director is not, and in the past five years has not been, employed as an executive officer of Tejon;

>>	neither the director nor a member of the director's immediate family is, or in the past three years has been, affiliated with or employed by Tejon's present or former (within three years) internal or external auditor;

>>	neither the director nor a member of the director's immediate family is, or in the past three years has been, employed as an executive officer of another company where any of Tejon's present executives serve on that company's compensation committee;

>>	neither the director nor a member of the director's immediate family receives or has received more than $100,000 per year in direct compensation from Tejon in the past three years, other than director and committee fees and pensions or other forms of deferred compensation for prior services (provided such compensation is not contingent in any way on continued service);

>>	the director is not, and during the past three years has not been, an executive officer or employee, and no member of the director's immediate family is or has been during the past three years an executive officer, of a company that makes payments to, or receives payments from, Tejon for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

For purposes of this Attachment A, an "immediate family member" means a person's spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than an employee) who shares such person's home.

1

TEJON RANCH CO.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 4, 2007, and hereby appoints KENT G. SNYDER and ROBERT A. STINE as proxies (each with full power to act in the absence of the other, and each with full power of substitution), to represent and to vote all shares of Common Stock of Tejon Ranch Co. held of record by the undersigned on March 16, 2007, at the Annual Meeting of Stockholders to be held on May 8, 2007, or any adjournment or postponement thereof.

In their discretion, the proxies are authorized to vote upon such other business as properly may come before the meeting.

(Continued on reverse side)

PLEASE SIGN AND DATE ON REVERSE SIDE AND RETURN IN THE ACCOMPANYING ENVELOPE

TEJON RANCH CO.

Annual Meeting of Stockholders

May 8, 2007, 9:30 a.m.

Hyatt Regency Irvine

17900 Jamboree Boulevard

Irvine, California

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS.

1. ELECTION OF THREE DIRECTORS (Class II)	☐ FOR all nominees listed below (except as written to the contrary below)	☐ WITHHOLD AUTHORITY to vote for ALL nominees listed below

BARBARA GRIMM-MARSHALL, GEORGE G. C. PARKER, AND ROBERT A. STINE

(Instruction: to withhold authority to vote for any individual nominee write in the nominee’s name in the space below.)

2.	Ratification of Ernst and Young, LLC as the Company’s independent public accountants for 2007:

☐ FOR	☐ Against	☐ Abstain

VOTE BY INTERNET OR TELEPHONE OR MAIL

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern time the day prior to the Annual Meeting.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet

http://www.proxyvoting.com/trc

Use the internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR

Telephone

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by internet or by telephone,

you do NOT need to mail back your proxy card.